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                                  Exhibit 8(a)

                       ADMINISTRATIVE SERVICES AGREEMENT

          AGREEMENT dated the 26th day of June, 1968, by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA (hereinafter referred to as "Prudential"), and PRUDENTIAL'S GIBRALTAR FUND (hereinafter referred to as the "Fund").

          WHEREAS, the Fund is registered with the Securities and Exchange Commission as an open-end management investment company, and, upon registration of shares of its capital stock, will continuously offer such shares for sale; and

          WHEREAS, Prudential and the Fund have entered into an Investment Advisory Contract, dated May 28, 1968, pursuant to which Prudential agreed to act as investment adviser to the Fund and to provide the Fund with certain facilities and personnel required in connection with the operation of the Fund; and

          WHEREAS, said Investment Advisory Contract does not provide for the performance of certain administrative services required in connection with the operation and conduct of the business of the Fund and the parties wish to provide for the performance of such services;

          NOW, THEREFORE, Prudential and the Fund hereby agree as follows:
1. So long as the Fund sells shares of its capital stock at net asset value solely to Prudential, Prudential's Investment Plan Account, Prudential's Annuity Plan Account, such other separate accounts of Prudential as may be established by Prudential or any other organization or entity specifically approved by Prudential in writing, Prudential will provide all the administrative services that may be required for the operations and conduct of the business of the Fund and, to the extent that such services are performed by third parties, either at the request of Prudential or at the request of the Fund, will bear the cost of such services, except to the extent provided herein, either directly or by reimbursing the Fund for costs so incurred, without additional compensation being payable by the Fund beyond that provided by the said Investment Advisory Contract.
2. The services to be provided and expenses or fees to be paid or reimbursed by Prudential shall include those performed or incurred in connection with:
          a. the organization of the Fund;
          b. the registration of the Fund and its shares of capital stock for offer or sale under Federal and State securities laws;
          c. the preparation, printing and distribution of prospectuses for the Fund, and advertising and sales literature referring to the Fund for use in offering any security to the public;
          d. the preparation and distribution of reports and acts of the Fund required by and under Federal and State securities laws;
          e. the legal and auditing services that may be required by the Fund;
          f. the conduct of annual and special meetings of the shareholders of the Fund; and
          g. the custodial and safekeeping services that may be required by the Fund.
3. Prudential shall not, either under this Agreement or under the Investment Advisory Agreement, be responsible for or chargeable with the following expenses that may be incurred by the Fund and all such expenses shall be borne by the Fund:
          a. the fees and expenses of members of the Board of Directors of the Fund who are not officers or employees of Prudential;
          b. brokers' commissions, transfer taxes and other charges and fees directly attributable to the purchase and sale of portfolio securities of the Fund;
          c. federal taxes payable by the Fund; and
          d. state and local taxes arising out of or attributable to the operations and conduct of the business of the Fund.
4. This Agreement may be terminated by Prudential or the Fund on sixty (60) days' written notice.

                                     C-17
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          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf by their duly authorized officers as of the date first above mentioned.


                                THE PRUDENTIAL INSURANCE COMPANY
Attest:                         OF AMERICA


/S/                             By /S/
------------------------           --------------------------
Secretary                       Executive Vice President


Attest:                         PRUDENTIAL'S GIBRALTAR FUND


/S/                             By
------------------------           --------------------------
Secretary                       President

                                     C-18